PRICING SUPPLEMENT                                         File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2318



                           Merrill Lynch & Co., Inc.


                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:             $100,000,000

Issue Price:                  103.738%
                              (plus accrued interest from April 21, 2003)

CUSIP Number:                 59018YQU8

Interest Rate:                3.70% per annum

Original Issue Date:          June 11, 2003

Stated Maturity Date:         April 21, 2008

Interest Payment Dates:       Each April 21st and October 21st, commencing on
                              October 21, 2003, subject to the following
                              Business Day convention.

Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated
                              Maturity Date.

Redemption at the Option
of the Company:               The Notes cannot be redeemed prior to the Stated
                              Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.

Other Provisions:             The Notes offered by this pricing supplement,
                              and the accompanying prospectus supplement and prospectus, have terms and conditions identical to, and shall be part of the series of, other
                              Medium-Term Notes, Series B issued by Merrill
                              Lynch & Co., Inc. (the "Company") on April 21,
                              2003. The Notes offered hereby and such other, identical Notes previously issued will share the same CUSIP number 59018YQU8.

Trustee:                      JPMorgan Chase Bank

Underwriters:                 Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated ("MLPF&S"), HSBC Securities (USA)
                              Inc. and Wachovia Securities, Inc. (the
                              "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                              Underwriter.

                              Pursuant to an agreement, dated June 6, 2003
                              (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                              Underwriters                                      Principal Amount of the Notes
                              ------------                                      -----------------------------

                              Merrill Lynch, Pierce, Fenner & Smith                    $99,000,000
                                          Incorporated
                              HSBC Securities (USA) Inc.                                  $500,000
                              Wachovia Securities, Inc.                                   $500,000
                                                                                          --------
                                                                                      $100,000,000

                              Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                              The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                              The Company has agreed to indemnify the
                              Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                        June 6, 2003